Enviro.Farms Systems, Inc.|New Columbia Capital LLC

Marketing Services Agreement

This Consulting Partner Agreement ("Agreement") is made and entered into as of April 1st, 2024("Effective Date") by and between_Enviro.Farm Systems, Inc. ("Company" or "Client"), having a principal place of business at 18 Grant Street Plymouth MA 02360 and Sean O'Reilly of New Columbia Capital LLC ("Consultant") having a principal place of business at 1200 N Rolfe St Ste. 310 Arlington, VA 22209. This contract supersedes any and all contracts or agreements previously executed between the Company and the Consultant.

1. Engagement of Services. Company wishes to begin the process of marketing a regulated equity crowdfunding campaign. Company acknowledges that New Columbia Capital LLC's representative, Sean O'Reilly, possesses certain experience and expertise pertaining to marketing a capital raise. The Company further acknowledges that it wishes to engage the services of New Columbia Capital's representative for the planning and execution of the fundraising marketing campaign. Both parties acknowledge that Consultant is not a registered broker dealer as defined by the Securities Exchange Act of 1934. Consultant is therefore limited from any performance-based compensation tied to the issuance of securities under Regulation rules as related to Company's fundraising. Any and all advisory services performed by Consultant at the behest of the Company will be considered advice to the company's management team who will be the responsible parties for the fundraising process.

2. Compensation; Timing. Company will pay Consultant the fees set forth in Exhibit A of this Agreement.

3. Independent Contractor Relationship. Notwithstanding the title of this Agreement, Consultant's relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Consultant will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company manager. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of expenses incurred in the course of performing services under this Agreement. No part of Consultant's compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly

report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

4.Confidentiality.

4.1 Definition of Confidential Information. “Confidential Information” means (a) any technical and non-technical information related to the Company’s business and current, future and proposed products and services of Company, including for example and without limitation, Company Property (as defined in Section 6 (Ownership and Return of Confidential Information and Company Property)), and Company’s information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information, marketing plans and business plans, in each case whether or not marked as “confidential” or “proprietary” and (b) any information that Company has received from others that may be made known to Consultant and that Company is obligated to treat as confidential or proprietary, whether or not marked as “confidential” or “proprietary”.

5. Nondisclosure and Nonuse Obligations.

5.1 Except as permitted in this Section, Consultant will not (i) use any Confidential Information or (ii) disseminate or in any way disclose the Confidential Information to any person, firm, business or governmental agency or department. Consultant may use the Confidential Information solely to perform Project Assignment(s) for the benefit of the Company. Consultant shall treat all Confidential Information with the same degree of care as Consultant accords to Consultant’s own confidential information, but in no case shall Consultant use less than reasonable care. If Consultant is not an individual, Consultant shall disclose Confidential Information only to those of Consultant’s employees who have a need to know the information as necessary for the Consultant to perform this Agreement. Consultant certifies that each of its employees will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Consultant under this Agreement. Consultant shall immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Consultant shall assist Company in remedying any unauthorized use or disclosure of the Confidential Information. Consultant agrees not to communicate any information to Company in violation of the proprietary rights of any third party.

5.2 Exclusions from Nondisclosure and Nonuse Obligations. Consultant's obligations under Section 5.2 do not apply to any Confidential Information that Consultant can demonstrate (a) was in the public domain at or subsequent to the time the Confidential Information was communicated to Consultant by Company through no fault of Consultant; (b) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time the Confidential Information was communicated to Consultant by Company; or (c) was independently developed by employees of Consultant without use of, or reference to, any

Confidential Information communicated to Consultant by Company. A disclosure of any Confidential Information by Consultant (a) in response to a valid order by a court or other governmental body or (b) as otherwise required by law will not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant provides prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent the disclosure.

6. Ownership and Return of Confidential Information and Company Property. All Confidential Information and any materials and items (including, without limitation, software, equipment, tools, artwork, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) that Company furnishes to Consultant by Company, whether delivered to Consultant by Company or made by Consultant in the performance of services under this Agreement and whether or not they contain or disclose Confidential Information (collectively, the "Company Property"), are the sole and exclusive property of Company or Company's suppliers or customers. Consultant agrees to keep all Company Property at Consultant's premises unless otherwise permitted in writing by Company. Within five (5) days after any request by Company, Consultant shall destroy or deliver to Company, at Company's option, (a) all Company Property and (b) all materials and items in Consultant's possession or control that contains, or disclose any, Confidential Information. Consultant will provide Company a written certification of Consultant's compliance with Consultant's obligations under this Section.

7. Observance of Company Rules. At all times while on Company's premises, Consultant will observe Company's rules and regulations with respect to conduct, health, safety and protection of persons and property.

8. No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with Consultant's obligations, or the scope of services to be rendered for the Company, under this Agreement. Consultant warrants that, to the best of Consultant's knowledge, there is no other existing contract or duty on Consultant's part that conflicts with or is inconsistent with this Agreement. Consultant agrees to indemnify and hold harmless Company from any and all losses and liabilities incurred or suffered by Company by reason of the alleged breach by Consultant of any services agreement between Consultant and any third party.

10. Term and Termination.

10.1 Term. This Agreement is effective as of the Effective Date set forth above and will terminate upon the conclusion of funding or upon mutual agreement between the two parties.

10.2 Termination by Company. Company may terminate this agreement at any time but will forfeit base cash compensation as defined below in Exhibit A. Under this scenario the Company acknowledges that they will forfeit any fees paid up to that date as a "kill" fee.

Company also may terminate this Agreement (a) immediately upon Consultant's breach of Section 4 (Work Resulting from Project Assignments), 5 (Confidentiality) or 11 (Noninterference with Business) or (b) immediately for a breach by Consultant if Consultant's breach of any other provision under this Agreement.

10.3 Termination by Consultant. Except during the term of a Project Assignment, Consultant may terminate this Agreement without cause at any time, with termination effective thirty (30) days after Consultant's delivery to Company of written notice of termination. Consultant also may terminate this Agreement immediately for a material breach by Company if Company's material breach of any provision of this Agreement is not cured within fifteen (15) days after the date of Consultant's written notice of breach.

10.4 Effect of Expiration or Termination. Upon expiration or termination of this Agreement, Company shall pay Consultant for services properly performed under this Agreement as set forth in Exhibit A.

11. Noninterference with Business. During this Agreement, and for a period of three (3) years immediately following the termination or expiration of this Agreement, Consultant agrees not to solicit or induce any employee, independent contractor or customer involved in the performance of this Agreement to terminate or breach an employment, contractual or other relationship with the Company.

12. Governing Law; Forum. The laws of the United States of America and the State of Delaware shall govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles.

13. Severability. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

14. Waiver; Modification. If Company waives any term, provision or Consultant's breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by the Company.
No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by Consultant. This Agreement may be modified only by mutual written agreement of authorized representatives of the parties.

15. Entire Agreement. This Agreement constitutes the final and exclusive agreement between the parties relating to this subject matter and supersedes all agreements, whether prior or contemporaneous, written or oral, concerning such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Agreed and accepted for New Columbia Capital LLC by:

Name Brian Mitchell
Title Managing Director
Signature DocuSigned by: 5BAD621590D64DA... DATE 4/3/2024

Agreed and accepted for Enviro.Farm Systems Inc by:

Name William Tooley
Title CEO
Signature DocuSigned by: William Tooley 867C47B346D142D... DATE 4/3/2024

Exhibit A

Services and Deliverables to be Provided:

Consultant agrees to act as Client's fundraising consultant. Consultant's duties shall include, but not be limited to, the following:

Live Fundraising Campaign Management
Project Timing: Begins when Client's Form 1-A has been filed and accepted by the U.S. Securities and Exchange Commission.
Payment Timing: Begins when the RegA+ fundraising page is complete and able to accept investment.
Fee: $10,000 Monthly retainer.

Phase 2 Services:

- Ongoing LinkedIn outreach/connection campaign to investors.
- Ad creative development
- LinkedIn post development
- Webinar Scheduling and Management
- Ongoing Ad Management (Once Campaign is Live - budget TBD)
- 24 SEO Articles (aka Blogs) that drive investor traffic to raise page.